Exhibit 99.1

ASCENDIA BRANDS, INC. TO RECORD IMPAIRMENT CHARGE

FOR WIRELESS TECHNOLOGY UNIT

Hamilton, NJ – March 9, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) has announced that it will record an impairment charge against the goodwill associated with its Cenuco, Inc. wireless technology development subsidiary and is studying strategic alternatives for the future disposition of Cenuco.

At the Board’s direction, management has been assessing potential strategic alternatives for Cenuco; in connection with that assessment, management has reached a preliminary determination that it will likely be necessary to record a $14.54 million impairment charge representing the entire amount of remaining goodwill attributable to the wireless technology unit. A formal impairment analysis will be undertaken in connection with the preparation of the company’s financial statement for the year ended February 28, 2007.

This ongoing assessment does not affect Ascendia’s core health and beauty care business.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (212) 668-0813 jnesbett@institutionalms.com